QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 1, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Canterbury Park Holding Corporation
(Exact name of registrant as specified in its charter)

Minnesota	41-1775532
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Canterbury Road
Shakopee, Minnesota 55379
(Address of Principal Executive Offices and zip code)

1995 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plan)

Randall D. Sampson
President
Canterbury Park Holding Corporation
1100 Canterbury Road
Shakopee, Minnesota 55379
(952) 445-7223
(Name, address, including zip code and
telephone number of agent for service)	Copy to: Richard A. Primuth, Esq. Rebecca B. Sandberg, Esq. Lindquist & Vennum P.L.L.P. 4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 (612) 371-3211

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 par value per share to be issued pursuant to Canterbury Park Holding Corporation 1995 Stock Plan	150,000 shares(2)	$8.835(1)	$1,325,250	$121.92

(1)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon average high and low selling prices of the Company's Common Stock as reported on NASDAQ on July 29, 2002.

(2)
100,000 shares were registered on Form S-8 (File No. 33-96582) on September 6, 1995 and 150,000 shares are being registered herewith.

INCORPORATION OF CONTENTS OF
REGISTRATION STATEMENT BY REFERENCE

        A Registration Statement on Form S-8 (File No. 33-96582) was filed with the Securities and Exchange Commission on September 6, 1995 covering the registration of 100,000 shares initially authorized for issuance under the Company's 1995 Employee Stock Purchase Plan (the "Plan"). Pursuant to General Instruction E of Form S-8 and Rule 429, this Registration Statement is being filed to register an additional 150,000 shares authorized under the Plan. An amendment to the Plan to increase the reserved and authorized number of shares under the Plan by 150,000 was authorized by the Company's Board of Directors April 5, 2001 and such amendment was approved by the Company's shareholders on June 7, 2001. This Registration Statement should also be considered a post-effective amendment to the prior Registration Statements. The contents of these prior Registration Statements are incorporated herein by reference.

PART I

        Pursuant to the Note to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference herein:

  (a)
  The Annual Report of the Company on Form 10-KSB for the year ended December 31, 2001.

  (b)
  The Company's Definitive Proxy Statement dated May 1, 2001 for the 2001 Annual Meeting of Shareholders held on June 7, 2001, the Company's Definitive Proxy Statement dated April 30, 2002 for the 2002 Annual Meeting of Shareholders held on June 6, 2002, and the Company's Amended Definitive Proxy Statement dated May 8, 2002 for the Annual Meeting of Shareholders held on June 6, 2002.

  (c)
  The Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2002.

  (d)
  The description of the Company's Common Stock as set forth in the Company's Form SB-2 Registration Statement dated July 1, 1994 (Registration No. 33-81262C), including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Article VIII of the Registrant's Restated Articles of Incorporation provide that the Registrant shall indemnify its directors to the extent required or permitted by Minnesota Statutes or other provisions of law.

        The Registrant's Bylaws provide that the Registrant shall indemnify any person made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, provided the person seeking indemnification meets five criteria set forth in Section 9.02(a) of the Registrant's Bylaws. In addition, the Registrant's Bylaws provide that the Registrant may purchase and maintain insurance on behalf of directors, officers and employees serving the Registrant, or any other company at the request of the Registrant, whether or not the Registrant would have the power to indemnify such persons against such liability under the Bylaws.

        The Registrant's Bylaws also authorize the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in the Bylaws pursuant to, and to the extent described in, an agreement authorized by a majority of the officers then in office.

        Insofar as indemnification to the Company's directors, officers or other persons controlling the Company for liabilities arising under the Securities Act of 1933, as amended, may be permitted under the provisions of the Company's Bylaws and the statutes of the State of Minnesota, the Company has been informed by the Securities and Exchange Commission, that this type of indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

  Exhibit

4.1	Amended and Restated Canterbury Park Holding Corporation 1995 Stock Plan
5.1	Opinion of Lindquist & Vennum P.L.L.P.
23.1	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP, independent public accountants
24.1	Power of Attorney

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification to directors, officers, and controlling persons of the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8, and we have authorized the undersigned to sign this registration statement on our behalf, in the City of Minneapolis, State of Minnesota, on August 1, 2002.

CANTERBURY PARK HOLDINGS CORP.
By	/s/ RANDALL D. SAMPSON Randall D. Sampson, Chief Executive Officer, President and Treasurer (Principal Executive Officer).

QuickLinks

INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT BY REFERENCE
PART I
PART II
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES